EXHIBIT 99.1

Global Self Storage Reports Record Third Quarter 2022 Results

Operational Excellence and Industry Strength Continued to Drive Record Revenues and Net Operating Income, and Strong FFO and AFFO Growth Rate

Millbrook, NY – November 10, 2022 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the third quarter ended September 30, 2022. All comparisons are to the same year-ago period unless otherwise noted.

Q3 2022 Highlights

•
Total revenues increased 13.0% to $3.1 million.
•
Operating income increased 41.0% to $1.1 million.
•
Net income totaled $930,000 or $0.08 per diluted share.
•
Funds from operations (FFO) increased 45.7% to $1.4 million or $0.13 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, increased 42.0% to $1.4 million or $0.13 per diluted share.
•
Same-store revenues increased 13.0% to a record $3.1 million.
•
Same-store net operating income (NOI), a non-GAAP term, increased 16.0% to a record $2.1 million.
•
Same-store occupancy at September 30, 2022 decreased to 89.6% from 93.3% at September 30, 2021, as the company optimized rental revenue under its revenue rate management program. As of November 8, 2022, occupancy at the company’s same-store properties was 90.6%.
•
Same-store average tenant duration of stay at September 30, 2022 was approximately 3.3 years, up from approximately 3.0 years as of September 30, 2021.
•
Increased its dividend by 11.5% and declared a dividend of $0.0725 per common share.
•
Capital resources at September 30, 2022 totaled approximately $24.1 million. This was comprised of $6.5 million in cash, cash equivalents and restricted cash, $2.6 million in marketable securities, and $15 million available under a credit facility.

First Nine Months 2022 Highlights

•
Total revenues increased 14.7% to record $8.9 million.
•
Operating income increased 42.3% to $2.7 million.
•
Net income totaled $1.6 million or $0.15 per diluted share.

•
FFO increased 46.4% to $3.4 million or $0.31 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
AFFO, a non-GAAP term, increased 44.9% to $3.6 million or $0.33 per diluted share.
•
Same-store revenues increased 14.7% to a record $8.8 million.
•
Same-store NOI increased 18.8% to a record $5.8 million.
•
Same-store occupancy at September 30, 2022 decreased to 89.6% from 93.3% at September 30, 2021, as the company optimized rental revenue under its revenue rate management program. As of November 8, 2022, occupancy at the company’s same-store properties was 90.6%.
•
Same-store average tenant duration of stay at September 30, 2022 was approximately 3.3 years, up from approximately 3.0 years as of September 30, 2021.

Dividend Increase

On August 2, 2022, the company increased its dividend by 11.5% and declared a dividend of $0.0725 per common share for the third quarter of 2022. The quarterly distribution represents an annualized dividend rate of $0.29 per share, an increase of $0.03 per share from the previous annual rate of $0.26 per share. The dividend was paid on September 30, 2022 to stockholders of record as of September 16, 2022.

Management Commentary

“In Q3, we achieved another record quarter of strong FFO and AFFO growth, and double-digit same-store revenue and NOI growth,” commented Global Self Storage president and CEO, Mark C. Winmill.

“Our record top-line was driven by our operational excellence and revenue rate management program. We also effectively controlled expenses. Altogether, this performance helped drive strong cash flow and allowed us to increase our dividend for common stockholders by 11.5% in the quarter.

“The objective of the company is to increase value over time for the benefit of our stockholders. Toward this end, we will continue to execute our strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at our existing properties. Our strong operational performance and capital resources position us well to pursue these acquisition opportunities. Our board of directors regularly reviews our strategic business plan, covering topics and metrices like capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

“We believe our focus on providing a pleasant, clean, safe, hassle-free rental experience that is driven by the best customer service in the industry will continue to draw high quality tenants and generate attractive returns for our stockholders.”

Q3 2022 Financial Summary

Total revenues increased 13.0% to $3.1 million in the third quarter of 2022, as compared to $2.7 million in the same period last year. This increase was due primarily to an increase in rental rates.

Total operating expenses in the third quarter of 2022 increased 1.8% to $1.98 million, as compared to $1.95 million in the same period last year. The increase was primarily attributable to an increase in store operating expenses, including employment costs and real estate property taxes.

Operating income increased 41.0% to $1.1 million in the third quarter of 2022, as compared to $784,000 in the same period last year.

Net income was $930,000 or $0.08 per diluted share in the third quarter of 2022, as compared to $629,000 or $0.06 per diluted share in the same period last year.

As of September 30, 2022, the company’s capital resources totaled approximately $24.1 million, comprised of $6.5 million in cash, cash equivalents and restricted cash, $2.6 million of marketable securities, and $15.0 million available for withdrawal under the company’s revolving credit facility.

Cash and cash equivalents increased from $5.2 million at June 30, 2022 to $6.3 million at September 30, 2022. The increase was primarily due to cash generated from operations and issuance of stock in the third quarter of 2022.

Q3 2022 Same-Store Results

As of September 30, 2022, the company owned 12 same-store properties and zero non-same-store properties, and managed one third-party owned property.

For the third quarter of 2022, same-store revenues increased 13.0% to $3.1 million compared to $2.7 million in the same period last year. This increase was due primarily to consistent rent collections and increased rental rates.

Same-store cost of operations in the third quarter increased 7.5% to $1.0 million compared to $940,000 in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs and real estate property taxes.

Same-store NOI increased 16.0% to $2.1 million in the third quarter of 2022, compared to $1.8 million in the same period last year. The increase was primarily due to the increase in same-store revenues.

Same-store occupancy at September 30, 2022 decreased to 89.6% from 93.3% at September 30, 2021. As of November 8, 2022, occupancy at the company’s same-store properties was 90.6%.

Same-store average duration of tenant stay at September 30, 2022 was 3.3 years, up from approximately 3.0 years at September 30, 2021.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q3 2022 Operating Results

Net income in the third quarter of 2022 was $930,000 or $0.08 per diluted share, compared to $629,000 or $0.06 per diluted share in the third quarter of 2021.

Property operations expense increased to $1.0 million in the third quarter of 2022, as compared to $940,000 in the same period last year.

General and administrative expenses increased to $561,000 in the third quarter of 2022, as compared to $595,000 in the same period last year.

Business development costs increased to $4,598 in the third quarter of 2022 compared to $1,797 in the same period last year.

Interest expense for the third quarter of 2022 decreased to $163,000 from $257,000 in the year-ago period. This decrease was attributable to the lower principal balance on outstanding debt, lower amortization of loan procurement costs and the change in fair value of the interest rate cap.

FFO in the third quarter of 2022 increased 45.7% to $1.4 million or $0.13 per diluted share, compared to FFO of $957,000 or $0.09 per diluted share in the same period last year.

AFFO in the third quarter of 2022 increased 42.0% to $1.4 million or $0.13 per diluted share, compared to AFFO of $1.0 million or $0.10 per diluted share in the same period last year.

First Nine Months 2022 Financial Summary

Total revenues increased 14.7% to $8.9 million in the first nine months of 2022, as compared to $7.7 million in the same period last year. The increase was primarily attributable to increases in rental rates.

Total operating expenses in the first nine months of 2022 increased 5.8% to $6.2 million, compared to $5.9 million in the same period last year. The increase was primarily due to increases in store operating expenses, general and administrative expenses, and business development expense partially offset by a decrease in depreciation and amortization expense.

Operating income increased 42.3% to $2.7 million in the first nine months of 2022, as compared to $1.9 million in the same period last year.

Net income was $1.6 million or $0.15 per diluted share in the first nine months of 2022, as compared to $1.9 million or $0.19 per diluted share in the same period last year.

First Nine Months 2022 Same-Store Results

For the first nine months of 2022, same-store revenues increased 14.7% to $8.8 million compared to $7.7 million in the same period last year. These increases were due primarily to increased rental rates.

Same-store cost of operations in the first nine months of 2022 increased 7.8% to $3.1 million, compared to $2.8 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for utilities, repairs and maintenance, and real estate property taxes.

Same-store NOI increased 18.8% to $5.8 million in the first nine months of 2022, compared to $4.9 million in the same period last year. The increase was primarily due to the increase in revenues.

Same-store occupancy at September 30, 2022 decreased to 89.6% from 93.3% at September 30, 2021. As of November 8, 2022, occupancy at the company’s same-store properties was 90.6%.

Same-store average duration of tenant stay at September 30, 2022 was 3.3 years, up from approximately 3.0 years as of September 30, 2021.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Nine Months 2022 Operating Results

Net income in the first nine months of 2022 was $1.6 million or $0.15 per diluted share, compared to $1.9 million or $0.19 per diluted share in the first nine months of 2021.

Property operations expense increased to $3.1 million in the first nine months of 2022, as compared to $2.8 million in the first nine months of 2021.

General and administrative expenses increased to $1.9 million in the first nine months of 2022, as compared to $1.8 million in the first nine months of 2021.

Business development costs increased to $46,708 in the first nine months of 2022 compared to $6,635 in the first nine months of 2021.

Interest expense for the first nine months of 2022 decreased to $572,000 from $829,000 in the year-ago period. This decrease was attributable to the lower principal balance on outstanding debt, lower amortization of loan procurement costs and the change in fair value of the interest rate cap.

FFO in the first nine months of 2022 increased 46.4% to $3.4 million or $0.31 per diluted share, compared to FFO of $2.3 million or $0.24 per diluted share in the same period last year.

AFFO in the first nine months of 2022 increased 44.9% to $3.6 million or $0.33 per diluted share, compared to AFFO of $2.5 million or $0.25 per diluted share in the same period last year.

Q3 and First Nine Months 2022 FFO and AFFO (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$929,864	$629,062	$1,617,271	$1,901,608
Eliminate items excluded from FFO:
Unrealized loss (gain) on marketable equity securities	59,512	(81,992)	889,885	(791,189)
Depreciation and amortization	404,961	409,763	1,214,344	1,221,938
Gain on PPP loan forgiveness	—	—	(307,210)	—

FFO attributable to common stockholders	1,394,337	956,833	3,414,290	2,332,357
Adjustments:
Compensation expense related to stock-based awards	39,179	54,092	131,112	140,274
Business development, capital raising, store acquisition, and third-party management marketing expenses	4,598	1,797	46,708	6,635
AFFO attributable to common stockholders	$1,438,114	$1,012,722	$3,592,110	$2,479,266

Earnings per share attributable to common stockholders - basic	$0.08	$0.06	$0.15	$0.19
Earnings per share attributable to common stockholders - diluted	$0.08	$0.06	$0.15	$0.19
FFO per share - diluted	$0.13	$0.09	$0.31	$0.24
AFFO per share - diluted	$0.13	$0.10	$0.33	$0.25

Weighted average shares outstanding - basic	10,924,646	10,601,521	10,785,362	9,757,458
Weighted average shares outstanding - diluted	10,978,000	10,635,006	10,842,515	9,787,317

Additional Information

More information about the company’s third quarter 2022 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At September 30, 2022, we owned 12 same-store properties and zero non same-store properties. The Company believes that, by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements, including the negative impacts from the continued spread of COVID-19 on the economy, the self storage industry, the broader financial markets, the company's financial condition, results of operations and cash flows and the ability of the company's tenants to pay rent. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs, and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley, Chief Financial Officer

Global Self Storage

1 (212) 785-0900, ext. 267

tomalley@globalselfstorage.us

Investor Relations Contact:

Ron Both

CMA Investor Relations

Tel (949) 432-7566

Email contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Real estate assets, net	$57,257,626	$58,390,066
Cash and cash equivalents	6,341,502	2,899,701
Restricted cash	132,104	163,998
Investments in securities	2,593,297	3,483,182
Accounts receivable	162,701	120,641
Prepaid expenses and other assets	546,420	534,120
Line of credit issuance costs, net	177,803	254,004
Interest rate cap	111,801	9,408
Goodwill	694,121	694,121
Total assets	$68,017,375	$66,549,241
Liabilities and equity
Note payable, net	$17,546,978	$17,916,513
Accounts payable and accrued expenses	1,835,004	1,514,631
Total liabilities	19,381,982	19,431,144
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,100,842 shares and 10,708,613 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	111,008	107,086
Additional paid in capital	48,960,578	46,851,360
Retained earnings (accumulated deficit)	(436,193)	159,651
Total stockholders' equity	48,635,393	47,118,097
Total liabilities and stockholders' equity	$68,017,375	$66,549,241

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Rental income	$2,970,875	$2,608,664	$8,542,221	$7,402,570
Other property related income	93,630	102,428	281,702	288,249
Management fees and other income	21,907	19,426	62,218	56,408
Total revenues	3,086,412	2,730,518	8,886,141	7,747,227
Expenses
Property operations	1,010,495	940,372	3,053,481	2,831,693
General and administrative	560,675	594,547	1,892,382	1,804,371
Depreciation and amortization	404,961	409,763	1,214,344	1,221,938
Business development	4,598	1,797	46,708	6,635
Total expenses	1,980,729	1,946,479	6,206,915	5,864,637
Operating income	1,105,683	784,039	2,679,226	1,882,590
Other income (expense)
Dividend and interest income	46,846	19,533	92,894	56,396
Unrealized (loss) gain on marketable equity securities	(59,512)	81,992	(889,885)	791,189
Interest expense	(163,153)	(256,502)	(572,174)	(828,567)
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	307,210	—
Total other income (expense), net	(175,819)	(154,977)	(1,061,955)	19,018
Net income and comprehensive income	$929,864	$629,062	$1,617,271	$1,901,608
Earnings per share
Basic	$0.08	$0.06	$0.15	$0.19
Diluted	$0.08	$0.06	$0.15	$0.19
Weighted average shares outstanding
Basic	10,924,646	10,601,521	10,785,362	9,757,458
Diluted	10,978,000	10,635,006	10,842,515	9,787,317

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$929,864	$629,062	$1,617,271	$1,901,608
Adjustments:
Management fees and other income	(21,907)	(19,426)	(62,218)	(56,408)
General and administrative	560,675	594,547	1,892,382	1,804,371
Depreciation and amortization	404,961	409,763	1,214,344	1,221,938
Business development	4,598	1,797	46,708	6,635
Dividend and interest	(46,846)	(19,533)	(92,894)	(56,396)
Unrealized loss (gain) on marketable equity securities	59,512	(81,992)	889,885	(791,189)
Interest expense	163,153	256,502	572,174	828,567
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	(307,210)	—
Total same-store net operating income	$2,054,010	$1,770,720	$5,770,442	$4,859,126

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Same-store revenues	$3,064,505	$2,711,092	$8,823,923	$7,690,819
Same-store cost of operations	1,010,495	940,372	3,053,481	2,831,693
Total same-store net operating income	$2,054,010	$1,770,720	$5,770,442	$4,859,126